SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                AMENDMENT NO. 1 TO
                                    FORM 8-K/A

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of Earliest event reported)
                                  June 28, 1996

                       INTELLIGENT DECISION SYSTEMS, INC.
                 (as successor to Resource Finance Group, Ltd.)
             (Exact name of registrant as specified in its charter)


          Delaware                  0-22254            38-3286394
(State or other jurisdiction     (Commission         (IRS Employer
     of incorporation)           File Number)       Identification No.)


                                    Suite 400
                         2025 East Beltline Avenue, S.E.
                          Grand Rapids, Michigan 49546
               (Address of principal executive offices) (Zip Code)


                                 (616) 285-5830
              (Registrant's telephone number, including area code)

                       INTELLIGENT DECISION SYSTEMS, INC.



                       Index to Current Report on Form 8-K/A

                                                             Page No.

Item 2   Acquisition or Disposition of Assets                    3

Item 7   Financial Statements and Exhibits                       4

Signatures                                                       5

Item 2   Acquisition or Disposition of Assets

     On June 28, 1996, Intelligent Decision Systems, Inc. (IDSI), a Delaware corporation purchased substantially all the assets of The Neptune Group, Inc. ("TNG"), a Delaware corporation, and those of its subsidiaries. The assets purchased consisted of primarily cash, accounts receivable and notes receivable, the total value of which is approximately $2.1 million. IDSI issued 750,000 unregistered shares of its common stock, par value of $.001, to TNG for those assets and assumed certain liabilities, which totaled approximately $600,000. IDSI agreed to file a registration statement covering the stock issued to TNG by September 30, 1996, and TNG agreed not to sell those shares for a period of one year plus one day after the closing date of the transaction.

     TNG specializes in the area of medical and computer equipment leasing. In the past eight months TNG has purchased from and leased back to Digital Sciences, Inc. ("DSI"), a wholly owned subsidiary of IDSI, over $250,000 dollars in computer and software systems. TNG will continue this relationship with DSI, as well as continue to develop other leasing relationships.

Item 7   Financial Statements and Exhibits

         (a) Financial Statements of the Business Acquired June 28, 1996 and of the Businesses Combined on April 1, 1996.

              Financial Statements relating to the June 28, 1996 transaction, and the April 1, 1996 transaction are set forth in Schedule A attached hereto.

         (b)  Pro-Forma Financial Information

              Pro-Forma Financial Information relating to the June 28, 1996 transaction and the April 1, 1996 transaction, are set forth in Schedule A attached hereto.

         (c)  Exhibits

              The Neptune Group Purchase Agreement, dated as of June 28, 1996. (Previously filed as exhibit 99.A9 to the Company's current report on Form 8-K filed on July 11, 1996, and incorporated herein by reference).

              Exhibit 23.01 - Consent of Bloom Hochberg & Co., P.C.

                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



                           INTELLIGENT DECISION SYSTEMS, INC.



Dated: August 6, 1996     By:  /s/  Mark A. Babin
                                Mark A. Babin
                                President

                        SCHEDULE A - FINANCIAL STATEMENTS


                          INDEX TO FINANCIAL STATEMENTS


                          RESOURCE FINANCE GROUP, LTD.
                          (A Development Stage Company)

          Financial statements as of June 30, 1995 and 1994 (audited) have been previously reported in, and therefore are incorporated by reference from, the 8-K report filed with the Securities and Exchange Commission dated April 1, 1996.

          Interim financial statements as of March 31, 1996 (unaudited) have been previously reported in , and therefore are incorporated by reference from, the 10-QSB report filed with the Securities and Exchange Commission on May 7, 1996.


                             DIGITAL SCIENCES, INC.
                          (A Development Stage Company)

          Consolidated financial statements as of December 31, 1995 and 1994 (audited) have been previously reported in, and therefore are incorporated by reference from, the 8-K report filed with the Securities and Exchange Commission dated April 1, 1996.


          Interim condensed consolidated financial statements as of
                                                                          Page
                                                                          ----
          March 31, 1996 (unaudited)......................................F-3

                    THE NEPTUNE GROUP, INC. and SUBSIDIARIES
                             The Business Acquired
                                                                          Page
                                                                          ----

          Consolidated financial statements as of November 30, 1995
          and 1994 (audited)..............................................F-11

          Interim consolidated financial statements as of March 31,
          1996 (unaudited)................................................F-22



                       INTELLIGENT DECISION SYSTEMS, INC.
                          (A Development Stage Company)


         Pro Forma Financial Statements                                   Page
         ------------------------------                                   ----

         Introduction                                                     F-26

         Pro Forma Condensed Consolidated
         Balance Sheet (unaudited) at March 31, 1996                      F-27

         Pro Forma Condensed Consolidated Statement of
         Operations (unaudited) for year ended June 30, 1995              F-28

         Pro Forma Condensed Consolidated Statement of
         Operations (unaudited) for the nine months ended
         March 31, 1996                                                   F-29

         Notes to Pro Forma Condensed
         Consolidated Financial Statements                                F-30

                      DIGITAL SCIENCES, INC. and SUBSIDIARY
                          (A Development Stage Company)
                     Condensed Consolidated Balance Sheets
- --------------------------------------------------------------------------------



(All amounts in thousands)

          ASSETS                                          Mar. 31      Dec. 31,
                                                           1996         1995
                                                         --------     --------
                                                       (unaudited)
CURRENT ASSETS
     Cash and cash equivalents                          $   490.4     $   51.2
     Notes receivable - related parties                      65.0
     Accounts receivable - related parties                   36.8        186.7
     Inventories                                            132.2        141.4
     Other                                                   30.8         35.3
                                                         --------      -------

TOTAL CURRENT ASSETS                                        755.2        414.6

EQUIPMENT, NET                                              233.6        105.2

OTHER ASSETS
     Receivables from sales type leases                     197.1          -
     Contractual rights                                      79.9         90.3
     Investments                                              -          187.5
     Deferred financing costs                                69.6         92.8
     Other                                                   11.3         10.3
                                                         --------      -------

                                                        $ 1,346.7     $  900.7
                                                          =======      =======






















See accompanying notes to condensed consolidated financial statements.

                      DIGITAL SCIENCES, INC. and SUBSIDIARY
                          (A Development Stage Company)
                      Condensed Consolidated Balance Sheets
- --------------------------------------------------------------------------------


(All amounts in thousands except share amounts)


LIABILITIES AND STOCKHOLDERS' EQUITY                      Mar. 31      Dec. 31,
                                                           1996         1995
                                                         --------     --------
                                   (unaudited)
CURRENT LIABILITIES
     Current portion - long term debt                    $1,502.0     $1,476.9
     Notes payable                                           43.8          -
     Notes payable -  related party                         271.3        327.5
     Accounts payable                                       222.6        227.1
     Accounts payable - related party                         -           37.4
     Accrued interest                                       122.5        127.9
     Other                                                   63.6         70.8
                                                          -------      -------

     TOTAL CURRENT LIABILITIES                            2,225.8      2,267.6


LONG-TERM DEBT                                              281.1          7.1

COMMITMENTS AND CONTINGENCIES                                41.2            0

STOCKHOLDERS' EQUITY (DEFICIT)
     Preferred stock; $.001 par value; 3,000,000
       shares authorized; no shares issued                      0            0
     Common stock; $.002 par value; 11,000,000
       shares authorized, 8,743,208 and 7,314,636
       shares issued and outstanding                         17.5         14.6
     Additional paid in capital                           5,044.5      3,537.4
     Deficit accumulated during the development stage    (6,263.4)    (4,926.0)
                                                          -------      -------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                     (1,201.4)    (1,374.0)
                                                          -------      -------

                                                         $1,346.7     $  900.7
                                                          =======      =======

                      DIGITAL SCIENCES, INC. and SUBSIDIARY
                          (A Development Stage Company)
           Condensed Consolidated Statements of Operations (Unaudited)
- --------------------------------------------------------------------------------


(All amounts in thousands except per share amounts)

                                                            Three Months Ended              Cumulative
                                                        Mar. 31,          Mar. 31,         Amounts From
                                                          1996              1995            Inception
                                                      -----------        ----------         ----------
NET REVENUES                                          $   211.4         $    12.2            $ 835.0

COSTS AND EXPENSES
     Cost of goods sold                                   587.4             256.7              897.5
     Research and development                               -                 -              4,203.0
     Contracted services - administration                 751.3             101.8            1,257.3
     Advertising and promotion                             26.3              39.7              184.3
     Travel & entertainment                                23.3                                176.7
     Professional fees                                     83.7              27.0              288.7
     Interest expense                                      76.8               6.7              276.7

                                                        -------             -----            -------
                                                        1,548.8             431.9            7,284.2
                                                        -------             -----            -------

INCOME FROM OPERATIONS                                 (1,337.4)           (419.7)          (6,449.2)

OTHER INCOME (EXPENSE)
     Loss from impairment of investment                     -                 -             (2,312.5)
     Gain on sale of intellectual property                  -                 -              2,498.3
                                                        -------             -----            -------

NET LOSS                                              $(1,337.4)          $(419.7)         $(6,263.4)
                                                        =======             =====            =======


     Earnings per common share
             Net income (loss)                          $(.16)            $(.07)
                                                          ===               ===

             Weighted Average Shares                    8,409.9           5,951.8
                                                        =======           =======















See accompanying notes to condensed consolidated financial statements.

                      DIGITAL SCIENCES, INC. and SUBSIDIARY
                          (A Development Stage Company)
           Condensed Consolidated Statements of Cash Flows (Unaudited)
- --------------------------------------------------------------------------------

(All amounts in thousands)

                                                            Three Months Ended              Cumulative
                                                        Mar. 31,          Mar. 31,         Amounts From
                                                          1996              1995            Inception
                                                      -----------        ----------         ----------

NET CASH USED IN OPERATING ACTIVITIES                 $(1,192.5)         $(1,173.1)         $(4,764.3)

CASH FLOWS FROM INVESTING ACTIVITIES                     (164.9)            (183.8)            (352.6)

CASH FLOWS FROM FINANCING ACTIVITIES                    1,796.6            2,660.9            5,607.3
                                                        -------            -------            -------
NET INCREASE (DECREASE) IN CASH                           439.2            1,304.0              490.4
CASH AT BEGINNING OF PERIOD                                51.2                8.6                -
                                                        -------            -------            -------
CASH AT END OF PERIOD                                 $   490.4          $ 1,312.6          $   490.4
                                                        =======            =======            =======









See accompanying notes to condensed consolidated financial statements.

                      DIGITAL SCIENCES, INC. and SUBSIDIARY
                          (A Development Stage Company)
        Notes to Condensed Consolidated Financial Statements (Unaudited)
                                 (IN THOUSANDS)
- --------------------------------------------------------------------------------



NOTE A -- BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ending March 31, 1996 are not necessarily indicative of the results that may be expected for the year ended June 30, 1996 (the Company's fiscal year was changed as a consequence of the April 1, 1996 merger with Intelligent Decision Systems). The unaudited condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's audited financial statements elsewhere herein.


NOTE B -- AMOUNTS RECEIVABLE FROM RELATED PARTIES

Amounts due from related parties:

                                                  Mar. 31,        Dec. 31,
                                                   1996             1995
                                                 ---------        ---------
Due from officers, (stockholders)                 $ 36.8           $ 35.3
Due from Mid America Venture
    Capital Fund, Inc.                               -              151.4
Note receivable from Mid America Venture
    Capital, Inc.                                   65.0              -
                                                   -----            -----
                                                  $101.8           $186.7
                                                   =====            =====

NOTE C -- RECEIVABLES FROM SALES TYPE LEASES

The Company markets its bundled software and hardware products primarily through sales type leases. The present value of the payments to be received is recorded as a receivable and as the amount of the sale as per SFAS 13. Implicit interest rates are generally determined by the interest rate for Company borrowings collateralized by the sales type lease receivables.

NOTE D -- RESTRICTED INVESTMENTS

The Company exchanged 1,000 shares of Resource Finance Group, Ltd. ("RFG") restricted common stock, valued at $200.0 at March 27, 1996, and at $187.5 at December 31, 1995, for a consulting services contract with Mid America Venture Capital and note for $65. A gain of $12.5 was recorded as a result of the appreciation of the stock. The value of the stock had been recorded according to the provisions of SFAS 115, and was based on the quoted market price for RFG stock, less a 50% discount for restrictions on trading.

                      DIGITAL SCIENCES, INC. and SUBSIDIARY
                          (A Development Stage Company)
        Notes to Condensed Consolidated Financial Statements (Unaudited)
                                 (IN THOUSANDS)
- --------------------------------------------------------------------------------

NOTE E -- AMOUNTS DUE TO RELATED PARTIES

Amounts due from related parties:

                                                  Mar. 31,        Dec. 31,
                                                   1996             1995
                                                 ---------        ---------
Note payable to Mid America Venture
    Capital, Inc.                                 $271.3           $327.5


NOTE F -- LONG TERM DEBT

The Company entered into several capital lease agreements which relate to the purchase of office furniture and computer equipment. Interest rates associated with these leases range from 17.8% to 21.8% and the terms of the leases range from thirty-six to sixty months.

NOTE G -- COMMITMENTS AND CONTINGENCIES

According to the terms of the Company's sales type leases, the Company is responsible to maintain the software and hardware it sells. A provision has been established to record the related estimated future costs of providing those services. The provision is computed with reference to the estimated future costs of those services and the number of installations that are projected to be in service during the terms of the leases.


NOTE H -- STOCKHOLDERS' EQUITY

                                             Common Shares     Paid-In Capital
                                             -------------     ---------------
Balance at December 31, 1995                    7,314.6           $3,552.0

Issued for cash at $.70                         1,428.6            1,000.0

Stock purchase warrants and options issued          -                510.0
                                                -------            -------
Balance at March 31, 1996                       8,743.2           $5,062.0
                                                =======            =======

                      DIGITAL SCIENCES, INC. and SUBSIDIARY
                          (A Development Stage Company)
        Notes to Condensed Consolidated Financial Statements (Unaudited)
                                 (IN THOUSANDS)
- --------------------------------------------------------------------------------

NOTE I -- WARRANTS AND OPTIONS

                                               Number of
                                              Underlying
                                             Common Shares       Expiration
                                             -------------     ---------------
WARRANTS

Balance at December 31, 1995                    2,900.0          1996-2000

Issued with Private Placement of Debt
     at $2.00 per share                            10.0             1996
     at $1.00 per share                            10.0             1996

Issued for services at $3.00 per share            225.0             2000
                                                -------
Balance at March 31, 1996                       3,145.0
                                                =======

OPTIONS

Balance at December 31, 1995                    4,455.6          1996-2000

Issued for services at $1.00                      300.0             1999
                                                -------
Balance at March 31, 1996                       4,755.6
                                                =======

Total common stock equivalents
     outstanding at March 31, 1996              7,900.6
                                                =======

At March 31, 1996, the Company's authorized but unissued shares were insufficient to cover the exercise of all outstanding warrants, and an additional 618.2 shares would need to be authorized should all warrants be exercised. No stock has been reserved for any of the outstanding stock purchase options.


NOTE J -- RELATED PARTY TRANSACTIONS

During the first three months of 1996, the Company purchased services from an affiliate, RFG, totaling $364.5 and during the same three months in 1995, the Company purchased services from RFG totaling $30.0.

                      DIGITAL SCIENCES, INC. and SUBSIDIARY
                          (A Development Stage Company)
               NOTES TO CONDENSED FINANCIAL STATEMENTS (Unaudited)
                                 (IN THOUSANDS)
- --------------------------------------------------------------------------------

NOTE K -- EARNINGS PER SHARE

Earnings per share amounts are based on the weighted average number of shares outstanding exclusive of warrants and options in view of the fact that these items would be anti-dilutive for each period presented.


NOTE L -- SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                    Three Months        Three Months
                                       Ended               Ended
                                   Mar. 31, 1996        Mar. 31, 1995
                                   --------------       -------------
Cash paid for interest                 $76.6                 $1.3
Cash paid for income taxes             $   0                 $7.0

Non-cash investing and financing activities
     Write down of investment in RFG of $913.2 according to treatment prescribed by SFAS 115 for investments held for resale.


NOTE M -- SUBSEQUENT EVENTS

On April 1, 1996, the Company was merged into Intelligent Decision Systems, Inc. ("IDSI") through IDSI's wholly owned subsidiary DSI Acquisition Corp. DSI Acquisition Corp. subsequently changed its name to Digital Sciences, Inc. IDSI is the successor corporation to RFG, and became so via a reincorporation of the former Colorado corporation, RFG, into the succeeding Delaware corporation.

As a group, DSI shareholders represented over eighty percent of the ownership interests of the merged IDSI, and DSI was deemed to be the acquirer for accounting purposes. RFG's results will be included in the results from operations from the time of the merger only. IDSI continues on as the SEC registrant and reporting company

On June 28, 1996, IDSI acquired substantially all of the assets of The Neptune Group, Inc. ("TNG") a Delaware corporation involved in lease financing. Prior to the acquisition, TNG had been a party to several sales/leaseback transactions with DSI and DSI's wholly owned finance subsidiary, DSI Financial Corp.

On June 27, 1996, IDSI completed a private placement of "Series A" convertible preferred stock, 1.6 shares and net proceeds amounted to $1,500.0. The conversion terms are variable and the preferred stock is convertible into shares exempt from registration via Regulation S.

The Neptune Group, Inc.
  and Subsidiaries
Stamford, Connecticut


                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

We have audited the accompanying consolidated balance sheets of The Neptune Group, Inc. and Subsidiaries as at November 30, 1995 and 1994, and the related consolidated statements of operations and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Neptune Group, Inc. and subsidiaries as at November 30, 1995 and 1994 and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ Bloom Hochberg & Co., P.C.
Certified Public Accountants



New York, New York
February 2, 1996

                    THE NEPTUNE GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        AS AT NOVEMBER 30, 1995 AND 1994
                                 (IN THOUSANDS)


                                                           1995         1994
                                                        ---------    ---------
ASSETS:
    Cash and cash equivalents (Note 2)                     $3,512      $ 1,260
    Accounts receivable and other receivables                 258          516
    Notes receivable less allowance for
     uncollectibility of $475 in 1995 (Note 3)                137        1,214
    Investor notes receivable (Note 4)                          -           65
    Net investment in finance
        leases (Notes 1, 4, 5, 6 and 7)                       292       15,457
    Equipment on operating leases, less accumulated
        depreciation of $2,019 in 1995 and $22,820
        in 1994 (Notes 1, 4, 6 and 7)                         863        1,901
    Equipment inventory (Note 1)                                -           16
    Long-term investments                                       -          266
                                                            -----       ------
TOTAL ASSETS                                               $5,062      $20,695
                                                            =====       ======
LIABILITIES AND STOCKHOLDERS' EQUITY:

LIABILITIES:
    Accounts payable and accrued expenses                   $ 489      $   408
    Capital lease liability (Note 4)                            -           65
    Notes payable (Notes 1, 6 and 7):
        Full recourse                                         358          358
        Limited recourse                                        -        5,975
        Non-recourse                                          691       15,827
    Income taxes payable (Note 8):                             53            -
                                                             ----       ------
    Total liabilities                                       1,591       22,633
                                                            -----       ------
COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' EQUITY:
    Common stock, $1.00 par value -
        1,000 shares authorized;
        100 issued and outstanding                              1            1
    Additional paid-in capital                                999          999
    Retained earnings                                       2,471       (2,938)
                                                            -----       ------
    Total stockholders' equity                              3,471       (1,938)
                                                            -----       ------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $5,062      $20,695
                                                            =====       ======

The accompanying notes are an integral part of the financial statements.

                    THE NEPTUNE GROUP, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                 FOR THE YEARS ENDED NOVEMBER 30, 1995 AND 1994
                                 (IN THOUSANDS)



                                                           1995         1994
                                                        ---------    ---------
REVENUES (Note 1):

    Rental income                                         $ 1,031      $ 4,899
    Finance lease income                                      822        1,881
    Sales of equipment                                     19,967       27,615
    Lease brokerage income                                    633          146
    Interest and other                                      1,577        1,234
    Cancellation of limited recourse
     indebtedness (Note 7(b))                               5,925            -
                                                           ------       ------
    Total revenues                                         29,955       35,775
                                                           ------       ------
EXPENSES:

    Operating                                               2,660        2,530
    Cost of equipment sold (Note 1)                        18,729       22,685
    Depreciation of equipment on
        operating leases (Note 1)                             884        5,223
    Interest (Note 7)                                         608        2,649
    Decline in value of investments (Note 3)                1,442          260
                                                           ------       ------
    Total expenses                                         24,323       33,347
                                                           ------       ------
INCOME (LOSS) BEFORE PROVISION FOR (RECOVERY OF)
    INCOME TAXES                                            5,632        2,428

PROVISION FOR INCOME TAXES (Note 8):

        Current                                                73           50
                                                           ------       ------

NET INCOME (LOSS)                                           5,559        2,378

RETAINED EARNINGS:
    Beginning of the year                                  (2,938)      (5,166)
    Dividends paid                                           (150)        (150)
                                                           ------       ------
    End of the year                                      $  2,471     $ (2,938)
                                                           ======       ======



The accompanying notes are an integral part of the financial statements.

                    THE NEPTUNE GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED NOVEMBER 30, 1995 AND 1994
                                 (IN THOUSANDS)


                                                           1995         1994
                                                        ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:

    Net income (loss)                                     $ 5,559      $ 2,378

    Adjustments to reconcile net income (loss)
        to net cash provided by
        operating activities:
           Depreciation of equipment on operating leases      884        5,223
           (Increase) decrease in receivables and
               long-term investments                        1,601          (95)
           Decrease in equipment inventory                     16        2,957
           Increase (decrease) in accounts payable and
               accrued expenses                                81         (359)
           Increase in current income taxes payable            53            -
                                                            -----       ------
    Net cash provided by operating activities               8,194       10,104
                                                            -----       ------
CASH FLOWS FROM INVESTING ACTIVITIES:

    Increase in equipment on operating leases                   -       (4,470)
    Investment in finance leases                             (218)        (123)
    Payments on finance lease receivables                   2,113        7,349
    Sales of computer equipment                            13,424       27,615
                                                           ------       ------
    Net cash provided by investing activities              15,319       30,371

CASH FLOWS FROM FINANCING ACTIVITIES:

    Proceeds from notes payable                                 -        1,681
    Repayment of notes payable                            (21,111)     (43,620)
    Payment of dividends                                     (150)        (150)
                                                           ------       ------
    Net cash used in financing activities                 (21,261)     (42,089)
                                                           ------       ------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS        2,252       (1,614)
CASH AND CASH EQUIVALENTS:
    Beginning of the year                                   1,260        2,874
                                                           ------       ------
    End of the year                                       $ 3,512      $ 1,260
                                                           ======       ======


The accompanying notes are an integral part of the financial statements.

                    THE NEPTUNE GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           NOVEMBER 30, 1995 AND 1994
                                 (IN THOUSANDS)




(1)     Organization and Summary of Significant Accounting Policies

        The Company

        The Neptune Group, Inc. and Subsidiaries (the Company), is incorporated in the State of Delaware, and began operations on May 4, 1989. The Company operates primarily as a lessor of high technology equipment domestically. The Company also has entered into certain transactions where it has invested in start-up companies and growing entities seeking additional capital. These investments and loans are highly speculative in nature and the collectibility of the amounts invested cannot be assured.


        (a)   Principles of consolidation

              The consolidated  financial statements include the accounts of The
              Neptune  Group,  Inc.  and  its  wholly-owned  subsidiaries.   All
              intercompany accounts and transactions have been eliminated.

        (b)    Revenue recognition

              (1) Operating leases

                  Rental income from operating leases is recorded when earned, on a straight-line basis over the term of the lease.

              (2) Finance leases

                  Finance lease income is recorded under the interest method Under this method, unearned income, representing the excess of the total lease receivable plus the estimate of fair market value of the leased equipment on the lease's termination date over the cost of the leased equipment, is amortized to income over the lease term to produce a level rate of return on the net investment in the lease.

              (3) Equipment sales

                  Equipment sales includes sales of off-lease equipment. The full selling price is reflected herein as "Sales of equipment" and all related costs are shown as "Cost of equipment sold".

                    THE NEPTUNE GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           NOVEMBER 30, 1995 AND 1994
                                 (IN THOUSANDS)

(1)     Organization and Summary of Significant Accounting Policies
        (Continued)

        (b)   (4) Lease brokerage income

                  A wholly owned subsidiary of the Company is a lessor of high technology equipment serving hospital, nursing home, and medical practice lessees. Typically, the Company sells its lease receivables to a funding source. In such a transaction the Company recognizes the excess proceeds received from the sale (plus any advance rental payments received) over the cost of the equipment, including any initial direct costs, as lease brokerage income.

        (c)   Equipment on operating leases

              Equipment is stated at cost, net of accumulated depreciation. Equipment on operating leases is depreciated based upon the estimate of fair market value of the leased equipment on the lease termination date, using the straight line method on a pooled basis.

        (d)   Equipment inventory

              Equipment held for sale or equipment currently off-lease is recorded in inventory at the lower of cost/depreciated carrying value or market, which is not in excess of net realizable value.

        (e)   Statements of cash flows

              For purposes of the consolidated statements of cash flows, cash equivalents include highly liquid debt instruments.


(2)     Cash and Cash Equivalents

         At November 30, 1995 and 1994, the Company had cash and cash equivalents totalling $3,512 and $1,260, respectively. Of this total, $49 and $54, respectively, were being held in escrow to partially guarantee future property tax obligations.

                    THE NEPTUNE GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           NOVEMBER 30, 1995 AND 1994
                                 (IN THOUSANDS)


(3)     Notes Receivable

        At November 30, 1995 and 1994, the Company had outstanding notes receivable in the amounts of $137 ($612 note receivable less allowance for uncollectibility of $475) and $1,214, respectively. These notes bear interest at rates ranging from prime to prime plus 3.5% per annum.

        As described in Note (1), the Company has entered into several highly speculative investments in start-up companies and the collectibility of these investments cannot be assured. Notes receivable from these investments totalled $575 and $1,008 at November 30, 1995 and 1994, respectively. At November 30, 1995, an allowance of $475 was established against the $575 outstanding.

        In 1995 and 1994, the Company wrote off or established allowances for against notes and investments in the amount of $1,442 and $260, respectively, resulting from the uncollectibility of certain of these assets.

(4)     Investor Notes Receivable and Capital Lease Liability

        The Company entered into certain sale/leaseback transactions. Proceeds from the sales of equipment included initial cash payments, short-term notes and investor notes receivable. Concurrent with the sale, the Company entered into leaseback arrangements, which ranged in duration from 36 to 49 months, with the purchasers of the equipment. These lease obligations were capitalized in the accompanying financial statements.

        The Company applied the initial cash proceeds from sale against the basis of the equipment. The capitalized cost of the equipment was included in either net investment in finance leases or equipment on operating leases, depending on the proper categorization in accordance with SFAS 13.

        The capital lease obligations of $65 matured in 1995.

                    THE NEPTUNE GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           NOVEMBER 30, 1995 AND 1994
                                 (IN THOUSANDS)





(5)     Net Investment in Finance Leases

        The components of net investment in finance leases at November 30, 1995 and 1994 are as follows:

                                                             1995        1994
                                                            -----       ------
      Minimum lease payments receivable (Note 6)             $336      $18,838
      Estimated residual value of leased equipment             20        1,017
      Unearned income                                         (64)      (4,398)
                                                            -----       ------
        Total                                                $292      $15,457
                                                            =====       ======

(6)           Minimum Lease Payments Receivable

               Minimum lease payments receivable under operating and finance lease arrangements at November 30, 1995 are as follows:

               Years Ending        Operating         Finance
               November 30,         Leases           Leases          Total
               -----------         ---------         -------         -----
                   1996              $653              $120           $773
                   1997                 -                85             85
                   1998                 -                83             83
                   1999                 -                46             46
                   2000                 -                 2              2
                                      ---               ---            ---
                   Total             $653              $336           $989
                                      ===               ===            ===
               At November 30, 1995, $718 of the total $989 lease payments receivable are pledged to secure notes payable.

                    THE NEPTUNE GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           NOVEMBER 30, 1995 AND 1994
                                 (IN THOUSANDS)






(7)     Notes Payable

              (a) Full Recourse

                  All full recourse notes payable are recourse only to the assets of the subsidiary in which those notes payable are reflected. The remaining balances as at November 30, 1995 and 1994 of amounts borrowed under these agreements were to be paid out of residual proceeds generated by the equipment owned and managed by NC I and the equipment managed by Neptune Computer III, Inc. (NC III) (which had originated in NC I).

                  Effective March 1, 1994, two separate parties consummated transactions with the Company and the financial institution with whom NC I maintained its credit agreements described in Notes (7)(a) and (7)(b). Pursuant to these transactions, the parties purchased the rights of the financial institution under the remaining full recourse and limited recourse notes owed by NC I and NC III (with respect to equipment originated in NCI and currently managed by NC III), and purchased the rights and title to all equipment owned and managed by NC I and NC III. This transaction resulted in a gain on sale of $1,434 and eliminated all material assets and liabilities of NC I and NC III.

                  The Company has no further obligations under any of the terminated credit agreements.

                  Additionally, The Neptune Group, Inc. (TNG) borrowed $358 from a financial institution under the terms of a full recourse note. The note bears interest at a rate of prime plus 1.5%, payable monthly. The note matures on December 20, 1996 and is secured by the assets of TNG.

                  During 1995, Neptune Technology Leasing Corp., a wholly-owned subsidiary of TNG, established a short-term borrowing agreement with a financial institution with a maximum credit availability of $750. Interest on these borrowings is payable at a rate of prime plus 1.5% on a monthly basis. The notes under this line are secured by the assets to which they relate and are additionally guaranteed by TNG. As of November 30, 1995, there were no outstanding borrowings on this line.

                    THE NEPTUNE GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           NOVEMBER 30, 1995 AND 1994
                                 (IN THOUSANDS)




(7)     Notes Payable (Continued)


              (b) Limited Recourse

                  The limited recourse note payable owed by NC II at November 30, 1995 and 1994 of $-0- and $5,975, respectively, bore interest (payable semi-annually) at a rate of 12% per annum. Effective July 1, 1993, NC II and the note holder agreed to cease the accrual of interest on the note. Principal was payable solely from residuals from computer equipment managed by NC III which originated in NC II. All of the equipment which secured this note was sold during 1995 and the unpaid portion of the note was cancelled.

           (c) Non-recourse

                  Non-recourse notes payable at November 30, 1995 and 1994 were $691 and $15,827, respectively. These notes payable bear interest at rates ranging from 7.21% to 10% per annum. All non-recourse notes payable are secured by equipment on operating or finance leases.

              Maturities of long-term debt are as follows:

              Years Ending                Full                  Non-
              November 30,              Recourse              Recourse
              -----------               --------              --------
                 1996                      $358                  $651
                 1997                         -                    17
                 1998                         -                    18
                 1999                         -                     5
                 2000                         -                     -
                                            ---                   ---
                                   Total   $358                  $691
                                            ===                   ===
              Interest expense incurred during the years ended November 30, 1995 and November 30, 1994 was $608 and $2,649, respectively.


(8)     Income Taxes

        The Company files a consolidated federal income tax return. Deferred income taxes result primarily from (1) different depreciation methods,
        (2) different treatment of finance leases, and (3) different treatment of sale and leaseback transactions, for financial statement and income tax purposes. There were no deferred income taxes at November 30, 1995 and 1994.

                    THE NEPTUNE GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           NOVEMBER 30, 1995 AND 1994
                                 (IN THOUSANDS)


(9)     Commitments and contingencies

        The Company is involved in litigation with a former sales agent for the Company. The Company has filed suit for breach of contract regarding the agent's prior obligation to act exclusively on the Company's behalf with respect to transactions involving a specific manufacturer's equipment. The agent has filed suit against the Company for additional commissions relating to a transaction consummated in 1990 on which the agent had received a previously agreed upon fee. Management of the Company disputes this claim for additional commissions and intends on vigorously defending its position. Although the ultimate disposition of these proceedings is not determinable, management does not expect the outcome to have a material adverse effect on the Company's financial position.

        The IRS is currently examining the Company's federal income tax returns for the years ended November 30, 1991 and 1992. The IRS has not yet proposed any adjustments in connection with the ongoing tax examination. The years ended November 30, 1993, 1994 and 1995 are not currently under audit, but are subject to examination by the IRS and other taxing authorities. At this time, management is unable to reasonably estimate the amount of the Company's potential loss, if any, relating to income tax assessments.

                    THE NEPTUNE GROUP, INC. AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheets
- -------------------------------------------------------------------------------

(All amounts in thousands except share amounts)
                                                     Mar. 31,       Nov. 30,
                                                      1996            1995
                                                    ---------      ---------
     ASSETS                                        (unaudited)

CURRENT ASSETS
   Cash and equivalents                                $2,928         $3,512
   Accounts receivable (net)                             274            258
   Prepaid expenses                                        5
   Current portion of amounts receivable                 101            104
                                                       -----          -----
                                                       3,308          3,874

NOTES RECEIVABLE                                         272            137

NET INVESTMENT IN FINANCE LEASES                         103            188

EQUIPMENT ON OPERATING LEASES                            304            863

FIXED ASSETS (NET)                                         9

                                                       -----          -----
                                                      $3,996         $5,062
                                                       -----          -----


   LIABILITIES AND STOCKHOLDERS'  EQUITY

CURRENT LIABILITIES
   Current portion of long term debt                   $ 436         $1,009
   Accounts payable and accrued expenses                 354            489
   Income taxes payable                                   19             53
                                                       -----          -----
                                                         809          1,551

NOTES PAYABLE
   Full recourse                                          29
   Non-recourse                                           91             40

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS EQUITY
   Common stock, $1.00 par, 1,000 shares
     authorized; 100 issued and outstanding                1              1
   Additional paid-in capital                            999            999
   Retained earnings                                   2,067          2,471
                                                       -----          -----
                                                       3,067          3,471
                                                       -----          -----

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $3,996          $5,062
                                                       =====           =====

See accompanying notes to condensed consolidated financial statements.

                    THE NEPTUNE GROUP, INC. AND SUBSIDIARIES
               Condensed Consolidated Statements of Operations and
                   Statements of Retained Earnings (Unaudited)
- --------------------------------------------------------------------------------

(All amounts in thousands)                              Four Months Ended
                                                     Mar. 31,       Mar. 31,
                                                       1996           1995
                                                    ---------       ---------
REVENUES                                              $  974         $8,005

COSTS AND EXPENSES
   Cost of operations                                    753            887
   Cost of equipment sold                                273          6,243
   Depreciation of equipment on operating lea            324            295
   Interest expense                                       28            203
   Decline in value of investments                       481
                                                       -----          -----
                                                       1,378          8,109
                                                       -----          -----

NET INCOME BEFORE INCOME TAXES                          (404)          (100)

PROVISION FOR INCOME TAXES                                -              -
                                                       -----          -----
NET INCOME                                            $ (404)        $ (100)
                                                       =====          =====

EARNINGS PER SHARE                                   ($4,040)       ($1,000)
                                                       =====          =====

DIVIDENDS PER SHARE                                   $   -          $  490
                                                       =====          =====

WEIGHTED AVERAGE SHARES                                   .1             .1
                                                       =====          =====

BEGINNING RETAINED EARNINGS                           $2,471        $(2,938)

NET INCOME                                              (404)          (100)

DIVIDENDS                                                 -             (49)
                                                       =====          =====
ENDING RETAINED EARNINGS                              $2,067        $(3,087)
                                                       =====          =====


See accompanying notes to condensed consolidated financial statements.

                    THE NEPTUNE GROUP, INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Cash Flows (Unaudited)
- --------------------------------------------------------------------------------

(All amounts in thousands)                              Four Months Ended
                                                     Mar. 31,       Mar. 31,
                                                       1996           1995
                                                    ---------       ---------

CASH FLOW FROM OPERATIONS                                (35)           377

CASH FLOWS FROM INVESTING ACTIVITIES                     (56)         7,133

CASH FLOWS FROM FINANCING ACTIVITIES                    (493)        (7,108)
                                                       -----          -----
NET INCREASE (DECREASE) IN CASH                         (584)           402
BEGINNING CASH BALANCE                                 3,512          1,260
                                                       -----          -----
ENDING CASH BALANCE                                   $2,928         $1,662
                                                       =====          =====














See accompanying notes to condensed consolidated financial statements.

                             THE NEPTUNE GROUP, INC.
               NOTES TO CONDENSED FINANCIAL STATEMENTS (Unaudited)
- --------------------------------------------------------------------------------


NOTE A -- BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the four month period ending March 31, 1996 are not necessarily indicative of the results that may be expected for the year ended June 30, 1996 (the Company's fiscal year was changed as a consequence of the June 28, 1996 purchase of the Company by Intelligent Decision Systems). The unaudited condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's audited financial statements elsewhere herein.


NOTE B -- COMMITMENTS AND CONTINGENCIES

The Company is involved in litigation with a former sales agent for the Company. The Company has filed suit for breach of contract regarding the agent's prior obligation to act exclusively on the Company's behalf with respect to transactions involving a specific manufacturer's equipment. The agent has filed suit against the Company for additional commissions relating to a transaction consummated in 1990 on which the agent had received a previously agreed upon fee. Management of the Company disputes this claim for additional commissions and intends on vigorously defending its position. Although the ultimate disposition of these proceedings is not determinable, management does not expect the outcome to have a material adverse effect on the Company's financial position.

The IRS is currently examining the Company's federal income tax returns for the years ended November 30, 1991 and 1992. The IRS has not yet proposed any adjustments in connection with the ongoing tax examination. The years ended November 30, 1993, 1994 and 1995 are not currently under audit, but are subject to examination by the IRS and other taxing authorities. At this time, management is unable to reasonably estimate the amount of the Company's potential loss, if any, relating to income tax assessments.


NOTE C -- EARNINGS PER SHARE AND DIVIDENDS PER SHARE

Earnings per share are computed using the average weighted shares outstanding for the periods presented. Dividends per share are computed using the average weighted shares outstanding as there were no common stock equivalents or other potentially dilutive elements outstanding during the periods presented.

NOTE D -- SUBSEQUENT EVENTS

On June 28, 1996, Intelligent Decision Systems, Inc. (IDSI), a Delaware corporation purchased substantially all the assets of the Company. The assets purchased consisted of primarily cash, accounts receivable and notes receivable, the total value of which is approximately $2.1 million. IDSI issued 750,000 unregistered shares of its common stock, par value of $.001, to TNG for those assets and assumed certain liabilities, which totaled approximately $600,000. IDSI agreed to file a registration statement covering the stock issued to TNG by September 30, 1996, and TNG agreed not to sell those shares for a period of one year plus one day after the closing date of the transaction.

IDSI did not assume any federal income tax liabilities which may result from the IRS examination described in Note B, "Commitments and Contingencies".

NOTE E -- SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                    Four Months          Four Months
                                       Ended               Ended
                                   Mar. 31, 1996        Mar. 31, 1995
                                   --------------       -------------
Cash paid for interest                 $275.1               $520.5
Cash paid for income taxes             $ 34.0               $  0.0

                                  Introduction


     Resource Finance Group, Ltd. ("RFG") and Digital Sciences, Inc. ("DSI") have undertaken a merger pursuant to which Resource Finance Group, Ltd. has merged into Intelligent Decision Systems, Inc. ("IDS") and IDS has acquired all of the outstanding shares of DSI common stock through its subsidiary, DSI Acquisition Corp. ("DSAC"). Although, RFG/IDS is the legal acquirer, DSI/DSAC is deemed to be the acquirer for purchase accounting purposes because its shareholders owned a majority of the IDS stock outstanding after the merger was completed on April 1, 1996. The business combination is accounted for as an asset purchase. The assets acquired and the liabilities assumed are recorded at fair values.

     IDS issued one share of its common stock for four shares of RFG. As of March 31, 1996, the date of the accompanying pro forma condensed consolidated balance sheet, RFG had 6,363,236 shares outstanding. As of the same date, DSI had 7,314,636 shares outstanding. The pro forma condensed consolidated financial statements presented include the significant terms of the purchase of RFG by DSI, essentially an exchange of one share of DSI for every four shares of RFG.

     Because DSI is deemed to be the acquirer for accounting purposes, the results of the operations of RFG will be included in IDS from the date of the merger only. However, the fiscal year for IDS will be the same as that for RFG, which will continue to end on June 30 of each year.

     On June 28, 1996, Intelligent Decision Systems, Inc. (IDSI), a Delaware corporation purchased substantially all the assets of The Neptune Group, Inc. ("TNG"), a Delaware corporation, and those of its subsidiaries. The assets purchased consisted of primarily cash, accounts receivable and notes receivable, the total value of which is approximately $2.1 million. IDSI issued 750,000 unregistered shares of its common stock, par value of $.001, to TNG for those assets and assumed certain liabilities, which totaled approximately $600,000. IDSI agreed to file a registration statement covering the stock issued to TNG by September 30, 1996, and TNG agreed not to sell those shares for a period of one year plus one day after the closing date of the transaction.

     The acquisition of TNG will be accounted for as an asset purchase and those assets acquired and the liabilities assumed will be recorded at their fair values. The results of operations of TNG will be included in IDS from the date of the acquisition only.

     The accompanying condensed consolidated pro forma financial statements illustrate the effect of the merger and acquisition on DSI's financial position and results of operations.

     The condensed consolidated balance sheet as of March 31, 1996 is based on the historical unaudited balance sheet of RFG as of that date but which, in the opinion of RFG's management, includes all adjustments necessary for the fair presentation of its financial condition as of that date, and the historical balance sheet of DSI as of that date, but which, in the opinion of DSI's management, includes all adjustments necessary for the fair presentation of its financial condition as of that date, and the historical balance sheet of TNG as of that date, but which, in the opinion of TNG's management, includes all adjustments necessary for the fair presentation of its financial condition as of that date and assumes the merger betook place on that date. The condensed consolidated statement of operations for the year ended June 30, 1995 is prepared based on the historical statement of operations of RFG for the period presented and the statement of operations of DSI for that period which is unaudited but which, in the opinion of DSI's management, includes all adjustments necessary for the fair presentation of the results of operations, and the statement of operations of TNG for that period which is unaudited but which, in the opinion of TNG's management, includes all adjustments necessary for the fair presentation of the results of operations. The condensed consolidated statement of operations for the nine months ended March 31, 1996 is prepared based on the statement of operations of RFG for that period which is unaudited but which, in the opinion of RFG's management, includes all adjustments necessary for the fair presentation of the results of operations and the statement of operations of DSI for that period which is unaudited but which, in the opinion of DSI's management, includes all adjustments necessary for the fair presentation of the results of operations, and the statement of operations of TNG for that period which is unaudited but which, in the opinion of TNG's management, includes all adjustments necessary for the fair presentation of the results of operations. The pro forma condensed consolidated statements of operations assume the merger of RFG and DSI and the acquisition of TNG took place on July 1, 1994. The pro forma condensed consolidated financial statements may not be indicative of the actual results of the merger and the acquisition.

     The accompanying condensed consolidated pro forma financial statements should be read in connection with the historical financial statements of DSI and RFG included elsewhere herein.

                      INTELLIGENT DECISIONS SYSTEMS, INC.
                         (A Development Stage Company)
           Pro Forma Condensed Consolidated Balance Sheet (unaudited)
                              As of March 31, 1996
- --------------------------------------------------------------------------------

(all amounts in thousands of dollars                                                         Purchase
                                                              Pro Forma                     accounting
                                         DSI          RFG    adjustments              TNG   adjustments  Elimin.     Pro Forma
                                                                 (1)     Subtotal               (2)        (3)       as adjusted


CURRENT ASSETS
  Cash                                   $ 490.4   $   68.2             $  558.6  $2,928.0  $(1,628.0)               $1,858.6
  Accounts receivable (net)                 30.8                            30.8     274.0     (104.0)  (135.4)          65.4
  Accounts receivable - related parties     36.8                            36.8                                         36.8
  Notes receivable - related parties        65.0      329.7                394.7                                        394.7
  Federal income tax refund receivable
  Inventories                              132.2                           132.2                                        132.2
  Prepaid expenses                                                                     5.0       11.0                    16.0
  Current portion of amounts rec.                                                    101.0       (1.0)                  100.0
  Deposit
                                         -------    -------              -------   -------                            -------
TOTAL CURRENT ASSETS                       755.2      397.9              1,153.1   3,308.0                            2,603.7

PROPERTY AND EQUIPMENT                     233.6       40.5                274.1       9.0                              283.1

OTHER ASSETS
  Long term notes receivable               197.1                           197.1     272.0      145.0   (156.9)         457.2
  Contract rights                           79.9                            79.9                                         79.9
  Investments
  Intellectual property                             1,815.5              1,815.5                                      1,815.5
  Net investment in finance leases                                                   103.0      (55.0)                   48.0
  Equipment on operating leases                                                      304.0     (304.0)
  Deferred financing costs                  69.6                            69.6                                         69.6
  Other                                     11.3       152.3               163.6                                        163.6
                                         -------     -------             -------   -------                            -------
TOTAL ASSETS                            $1,346.7    $2,406.2            $3,752.9  $3,996.0                           $5,520.6
                                         =======     =======             =======   =======                            =======

CURRENT LIABILITIES
  Current portion long-term debt        $1,502.0 $                      $1,502.0  $  436.0 $   (286.0)               $1,652.0
  Notes payable - related parties          271.3                           271.3                                        271.3
  Notes payable                             43.8        9.0                 52.8                                         52.8
  Accounts payable - trade                 222.6       72.0                294.6     354.0      (56.0)  (135.4)         457.2
  Accounts payable - related party
  Accrued expenses                         186.1       56.8                242.9      19.0      (19.0)                  242.9
                                         -------    -------              -------   -------                            -------
TOTAL CURRENT LIABILITIES                2,225.8      137.8              2,363.6     809.0                            2,676.2

LONG-TERM DEBT                             281.1                           281.1     120.0       35.0   (156.9)         279.2

COMMITMENTS AND CONTINGENCIES               41.2                            41.2                                         41.2

STOCKHOLDERS' EQUITY                    (1,201.4)   2,268.4  (2,268.4)             3,067.0  (3,067.0)
                                                              2,268.4    1,067.0             1,457.0                  2,524.0
TOTAL LIABILITIES AND                    -------    -------              -------   -------                            -------
  STOCKHOLDERS' EQUITY (DEFICIT)        $1,346.7   $2,406.2             $3,752.9  $3,996.0                           $5,520.6
                                         =======    =======              =======   =======                            =======





See notes to pro forma condensed consolidated financial statements.

                      INTELLIGENT DECISIONS SYSTEMS, INC.
                         (A Development Stage Company)
      Pro Forma Condensed Consolidated Statement of Operations (unaudited)
                            Year Ended June 30, 1995



(in thousands except per share amounts)


                                                           Pro Forma                        Pro Forma
                                         DSI        RFG    Adjustments    IDS        TNG       Adj.      Pro Forma
                                                                                              (none)     As Adjusted

NET REVENUES                         $    50.4  $ 1,283.8   (320.3)(4)  $1,013.9  $14,906.0              $15,919.9

COSTS AND EXPENSES
   Costs of goods                         28.4    1,005.2    (60.5)(4)     973.1   10,506.0               11,479.1
   Depreciation & amortization            57.7      440.4                  498.1    2,176.0                2,674.1
   Interest                               64.3       13.1                   77.4    1,104.0                1,181.4
   General and administrative          2,159.0      970.4   (289.4)(4)   2,840.0      108.0                2,948.0
                                       -------    -------                -------   --------               --------
TOTAL COSTS AND EXPENSES               2,309.4    2,429.1                4,388.6   13,894.0               18,282.6
                                       -------    -------                -------   --------               --------

NET LOSS FROM OPERATIONS              (2,259.0)  (1,145.3)              (3,374.7)   1,012.0               (2,362.7)

OTHER INCOME (EXPENSE)                (1,000.0)    (194.4) 1,000.0 (4)    (194.4)                           (194.4)
                                       -------    -------                -------   --------               ---------
NET INCOME BEFORE TAXES               (3,259.0)  (1,339.7)              (3,569.1)   1,012.0               (2,557.1)

PROVISION FOR RECOVERABLE INCOME        (451.3)                           (451.3)                           (451.3)
                                       -------    -------                -------   --------               ---------
NET LOSS FROM CONTINUING OPERATIONS  $(2,807.7) $(1,339.7)             $(2,105.8) $ 1,012.0              $(2,105.8)
                                       =======    =======                =======   ========               ========
EARNINGS PER COMMON SHARE:
   Per common share                    ($0.62)                           ($0.34)                           ($0.31)
                                       =======                           =======                          ========
   Weighted average shares             4,558.8                           6,149.7                           6,899.7
                                       =======                           =======                          ========


See notes to pro forma condensed consolidated financial statements.

- -------------------------------------------------------------------------------


                      INTELLIGENT DECISIONS SYSTEMS, INC.
                         (A Development Stage Company)
      Pro Forma Condensed Consolidated Statement of Operations (unaudited)
                        Nine Months Ended March 31, 1996





(in thousands except per share amounts)


                                                           Pro Forma                            Pro Forma      Pro Forma
                                         DSI      RFG     Adjustments    Subtotal     TNG      Adjustments    As Adjusted

NET REVENUES                        $   380.7  $1,247.5  $(1,221.6)(5) $   406.6   $10,987.0     (19.2)(6)    $11,374.4

COSTS AND EXPENSES
   Costs of goods                     1,447.0   1,107.7     (760.6)(5)   1,794.1    10,000.0     (13.7)(6)     11,780.4
   Depreciation & amortization          201.7     283.0                    484.7       692.0                    1,176.7
   Interest                             184.9      23.4                    208.3       281.0      (5.5)(6)        483.8
   Other expenses                     1,438.0     490.9     (461.1)(5)   1,467.8                                1,467.8
                                      -------   -------                  -------    --------                   --------
TOTAL COSTS AND EXPENSES              3,271.6   1,905.0                  3,954.9    10,973.0                   14,908.7
                                      -------   -------                  -------    --------                   --------

NET LOSS FROM OPERATIONS             (2,890.9)   (657.5)                (3,548.3)       14.0                   (3,534.3)

OTHER INCOME (EXPENSE)               (2,312.5)             2,312.5 (5)                (601.0)                    (601.0)
                                      -------   -------                  -------    --------                   --------
NET INCOME BEFORE TAXES              (5,203.4)   (657.5)                (3,548.3)     (587.0)                  (4,135.3)

PROVISION FOR INCOME TAXES
                                      -------   -------                  -------    --------                   --------
NET LOSS FROM CONTINUING OPERATIONS $(5,203.4) $ (657.5)               $(3,548.3)  $  (587.0)                 $(4,135.3)
                                      =======   =======                  =======    ========                   ========
EARNINGS PER COMMON SHARE:
   Per common share                   $(0.68)                            ($0.38)                                ($0.41)
                                      =======                            =======                               ========
   Weighted average shares            7,679.7                            9,270.6                               10,020.6
                                      =======                            =======                               ========














See notes to pro forma condensed consolidated financial statements.

                       INTELLIGENT DECISION SYSTEMS, INC.
                         (A Development Stage Company)
   Notes to Pro Forma Condensed Consolidated Financial Statements (Unaudited)
               (All amounts in thousands except per share amounts)
- --------------------------------------------------------------------------------

Note A -- BASIS FOR PRESENTATION

Reference is made to the "Introduction" at page F-26.

NOTE B -- PRO FORMA ADJUSTMENTS

The pro forma adjustments to condensed consolidated balance sheet are as follows:

                                      (1)

To reflect the acquisition of RFG by DSI (assumed for purposes of purchase accounting) and including the components of the purchase price and its allocation on the basis of the fair values of the assets acquired and liabilities assumed:

     Components of purchase price

          DSI stock assumed to be issued - 1,590.9 shares     $ 2,268.4
                                                              =========
     Allocation of purchase price

          Net assets of RFG as at March 31, 1996              $ 2,268.4
                                                              =========

                                      (2)

To reflect the acquisition of TNG by IDS including the components of the purchase price and its allocation on the basis of the fair values of the assets acquired and liabilities assumed.

     Components of purchase price

          IDS stock issued - 750.0                            $ 1,457.0
          Assumption of certain liabilities                       603.0
                                                              ---------
                                                              $ 2,060.0
                                                              =========
     Allocation of purchase price

          Net assets of TNG as of March 31, 1996              $ 3,067.0
          Net adjustments to fair values                       (1,007.0)
                                                              ---------
                                                              $ 2,060.0
                                                              =========


                                      (3)


To eliminate balances due to TNG from DSI and its wholly owned subsidiary:

     Elimination of accounts receivable                       $ (135.4)

     Elimination of long term notes receivable                  (156.9)
                                                              --------
                                                              $ (292.3)
                                                              ========

                       INTELLIGENT DECISION SYSTEMS, INC.
                         (A Development Stage Company)
   Notes to Pro Forma Condensed Consolidated Financial Statements (Unaudited)
               (All amounts in thousands except per share amounts)
- --------------------------------------------------------------------------------


NOTE B -- PRO FORMA ADJUSTMENTS - continued


The pro forma adjustments to condensed consolidated statement of operations for the year ended June 30, 1995 are as follows:

                                      (4)

To eliminate transactions between RFG and DSI:

     Elimination of revenues billed to DSI by RFG            $  (320.3)

     Elimination of related costs of goods for DSI               (60.5)

     Elimination of related general and admin. expenses         (289.4)

     Elimination of "other than temporary" loss on
       RFG common stock previously owned by DSI               (1,000.0)


                                      (5)

The pro forma adjustments to condensed consolidated statement of operations for the nine months ended March 31, 1996 are as follows:

To eliminate transactions between RFG and DSI:

     Elimination of revenues billed to DSI by RFG            $(1,221.6)

     Elimination of related costs of goods for DSI              (760.6)

     Elimination of related general and admin. expenses         (461.1)

     Elimination of "other than temporary" loss on
       RFG common stock previously owned by DSI               (2,312.5)

                                      (6)

To eliminate transactions between TNG and DSI and its wholly owned subsidiary:

     Elimination of revenues billed to DSI and subsidiary    $   (19.2)

     Elimination of related costs of goods for DSI               (13.7)

     Elimination of interest expense of DSI's subsidiary          (5.5)


NOTE C -- EARNINGS PER SHARE

All per share amounts have been computed using the weighted average shares outstanding for the periods presented. Outstanding warrants and options were excluded from each calculation as there were losses for all periods presented and their inclusion would be anti-dilutive. The number of shares added to DSI's weighted average shares outstanding for the purchase of RFG was 1,590.9 for each period presented and was 750 for the purchase of TNG for each period presented.